Exhibit 99.1

SCIENT’X GROUPE S.A.S.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

SCIENT’X GROUPE S.A.S.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

SCIENT’X GROUPE S.A.S.

We have audited the accompanying consolidated balance sheets of Scient’x Groupe S.A.S. and its subsidiaries (the “Successor”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the period from January 1, 2009 to December 31, 2009 and January 25, 2008 to December 31, 2008. We have also audited Ideal Medical Product SA (the “Predecessor”) consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the period from January 1, 2008 to January 24, 2008 and for the year ended December 31, 2007. These financial statements are the responsibility of the Successor and the Predecessor companies’ (collectively referred to as “the Company”) management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the predecessor and successor consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009, for the period from January 1, 2008 to January 24, 2008, the period from January 25, 2008 to December 31, 2008 and for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the consolidated financial statements do not present any operations of subsidiaries of Scient’x Groupe S.A.S. that comprise a medical engineering business which was sold and discontinued on January 24, 2008.

As discussed in Note 1, the successor consolidated financial statements reflects the change in control following the acquisition of the Company by Healthpoint (Luxembourg) II SARL on January 25, 2008.

/S/ DELOITTE & ASSOCIES
Neuilly-sur-Seine, France
March 10, 2010

SCIENT’X GROUPE S.A.S.

CONSOLIDATED BALANCE SHEETS

(All amounts stated in thousands of euros except share and par value data)

	December 31,
	2009	2008
	€	€
ASSETS
Cash	3,117	1,169
Short term investments	—	3,269
Accounts receivable, net of allowance of €1,212 and €908, respectively (including related party transactions of €nil and to €326, respectively)	9,670	7,394
Inventory, net of allowance of €2,358 and €1,914, respectively	12,378	15,056
Prepaid expenses and other current assets	1,172	2,224

Total current assets	26,337	29,112

Goodwill	12,876	12,876
Intangible assets, net	34,382	39,385
Property and equipment, net	3,419	2,995
Deferred tax assets, net of valuation allowance of €9,828 and €6,234, respectively	3,804	3,036
Other long-term assets	252	100

Total non-current assets	54,733	58,392

Total assets	81,070	87,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	2,237	3,780
Current portion of commitment and contingencies	—	382
Accounts payable & accrued expenses (including related party transactions of €nil and to €41, respectively)	6,633	4,910
Other current liabilities	2,928	3,210

Total current liabilities	11,798	12,282

Long-term debt, less current portion	3,539	347
Long-term commitments and contingencies	1,139	1,326
Deferred tax liabilities	11,839	13,946
Other long term liabilities	323	325

Total non-current liabilities	16,840	15,944

Scient’x Groupe S.A.S. shareholders’ equity:
Common stock : 3,683,931 and 3,500,000 shares of €0.40 par value issued and outstanding as of December 31, 2009 and 2008, respectively	1,474	1,400
Additional paid-in capital	98,312	93,691
Accumulated other comprehensive income (loss)	(296)	738
Accumulated deficit	(53,536)	(43,409)

Total Scient’x Groupe S.A.S. shareholders’ equity	45,954	52,420

Noncontrolling interest	6,478	6,858

Total shareholders’ equity	52,432	59,278

Total liabilities and shareholders’ equity	81,070	87,504

See accompanying notes.

SCIENT’X GROUPE S.A.S.

CONSOLIDATED STATEMENT OF OPERATIONS

(All amounts stated in thousands of euros)

	Year ended December 31, 2009	January 25, 2008 through December 31, 2008	January 1, 2008 through January 24, 2008	Year ended December 31, 2007
	Successor	Successor	Predecessor	Predecessor
	€	€	€	€
Revenue (including related party transaction of €2,825, €1,781, and €154, respectively)	36,013	29,103	1,381	29,690
Cost of goods sold (including related party transaction of nil, €245, and nil, respectively)	(17,152)	(17,671)	(530)	(11,858)

Gross profit	18,861	11,432	851	17,832

Research and development expenses	(4,144)	(2,798)	(52)	(2,222)
Selling and marketing expenses	(12,036)	(9,671)	(286)	(10,001)
General and administrative expenses (including related party transaction of nil, €229 and €26, respectively)	(10,915)	(7,661)	(183)	(8,119)
Goodwill impairment charge	—	(30,916)	—	—
Other operating (expense) income:				—
Restructuring costs	(152)	(653)	—	—
Amortization of intangible assets pushed down	(4,819)	(4,536)	—	—
IPR&D write-off	—	(6,356)	—	—
Other operating income (expense), net	(142)	8	—	(197)

Total operating expenses	(32,208)	(62,583)	(521)	(20,539)

(Loss) income from operations	(13,347)	(51,151)	330	(2,707)

Interest expense	(494)	(307)	(22)	(651)
Exchange loss	(174)	(534)	(45)	(277)
Other non operating income (expense), net:
Alphatec license upfront and buyback (related party)	—	(1,667)	—	2,000
Other non operating income (expense), net	(489)	70	6	—

Net (loss) income before income taxes	(14,504)	(53.589)	269	(1,635)
Income tax benefit (expense)	2,589	4,591	(66)	(1,043)

Net (loss) income	(11,915)	(48,998)	203	(2,678)
Less: Net (loss) income attributable to the noncontrolling interest	(1,788)	(2,631)	64	517

Net (loss) income attributable to Scient’x Groupe S.A.S.	(10,127)	(46,367)	139	(3,195)

See accompanying notes.

SCIENT’X GROUPE S.A.S.

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME

(All amounts stated in thousands of euros)

	Year ended December 31, 2009	January 25, 2008 through December 31, 2008	January 1, 2008 through January 24, 2008	Year ended December 31, 2007
	Successor	Successor	Predecessor	Predecessor
	€	€	€	€
Net (loss) income	(11,915)	(48,998)	203	(2,678)
Change in cumulative translation adjustment	(51)	416	29	(764)

Total other comprehensive (loss) income	(11,966)	(48,582)	232	(3,442)
Comprehensive (loss) income attributable to the noncontrolling interest	(805)	(4,071)	74	(264)

Comprehensive (loss) income attributable to Scient’x Groupe S.A.S.	(11,161)	(44,511)	158	(3,178)

See accompanying notes.

SCIENT’X GROUPE S.A.S.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(All amounts stated in thousands of euros except share data)

	Scient’x Groupe S.A.S. Shareholders
	Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Retained Earnings (Deficit)	Noncontrolling Interest	Shareholders’ Equity
	Number	Amount
		€	€	€	€	€	€
Predecessor
At January 1, 2007	3,500,000	1,400	12,080	(626)	5,907	4,142	22,903
Acquisition of treasury stock	—	—	—	—	79	4	83
Foreign currency translation adjustment	—	—	—	(511)	—	(253)	(764)
Net loss	—	—	—	—	(3,198)	517	(2,681)

At December 31, 2007	3,500,000	1,400	12,080	(1,137)	2,788	4,410	19,541

At January 1, 2008	3,500,000	1,400	12,080	(1,137)	2,788	4,410	19,541
Acquisition of treasury stock	—	—	—	—	31	16	47
Foreign currency translation adjustment	—	—	—	19	—	10	29
Net income	—	—	—	—	139	64	203

At January 24, 2008	3,500,000	1,400	12,080	(1,118)	2,958	4,500	19,820

Successor
At January 25, 2008	3,500,000	1,400	12,080	(1,118)	2,958	4,500	19,820
Capital contribution related to push down of purchase price resulting from change in control	—	—	81,177	—	—	—	81,177
Change in minority interest at Scient’x S.A.	—	—	—	1,586	—	(1,586)	—
Foreign currency translation adjustment	—	—	—	270	—	144	414
Stock based compensation	—	—	434	—	—	231	665
Shares issued and subscribed by minority interest at Scient’x S.A.	—	—	—	—	—	6,200	6,200
Net loss	—	—	—	—	(46,367)	(2,631)	(48,998)

At December 31, 2008	3,500,000	1,400	93,691	738	(43,409)	6,858	59,278

At January 1, 2009	3,500,000	1,400	93,691	738	(43,409)	6,858	59,278
Issuance of shares	183,931	74	3,891	—	—	—	3,965
Purchase of additional shares in subsidiaries	—	—	(111)	(1,000)	—	1,000	(111)
Foreign currency translation adjustment	—	—	—	(34)	—	(17)	(51)
Stock based compensation	—	—	841	—	—	425	1,266
Net loss	—	—	—	—	(10,127)	(1,788)	(11,915)

At December 31, 2009	3,683,931	1,474	98,312	(296)	(53,536)	6,478	52,432

See accompanying notes.

SCIENT’X GROUPE S.A.S.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts stated in thousands of euros)

	Year ended December 31, 2009	January 25, 2008 through December 31, 2008	January 1, 2008 through January 24, 2008	Year ended December 31, 2007
	Successor	Successor	Predecessor	Predecessor
	€	€	€	€
Cash flows from operating activities:
Net (loss) income before noncontrolling interests	(11,915)	(48,998)	203	(2,678)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock compensation	1,266	664	47	—
Goodwill impairment	—	30,916	—	—
Amortization of intangibles assets	5,000	11,510	43	677
Depreciation of property and equipment	1,537	1,516	70	1,702
Provision for risks and charges	(57)	370	—	4,010
Inventory step-up	—	4,254	—	—
Gain and (losses) on disposals, net	117	14	—	7
Retirement benefit obligation	(32)	67	5	—
Accrued interest expense	55
Deferred taxes	(2,915)	(4,719)	14	890
Increase (decrease) in cash from:
Accounts receivable	(2,685)	(643)	810	1,254
Prepaid expenses and other current assets	912	1,013	(59)	(1,462)
Inventory	2,543	(54)	140	317
Accounts payable and accrued expenses	1,778	347	(243)	(2,575)
Other current liabilities	(374)	1,186	(375)	1,483

Net cash (used in) provided by operating activities	(4,770)	(2,557)	655	3,625

Cash flows from investing activities:
Purchase of property and equipment	(2,182)	(1,540)	(58)	(1,213)
Disposal of property and equipment	71	158	—	1,347
Sale (purchase) of short term investments	3,269	(3,269)	—	—
Purchase of others long term assets	(45)	(335)	—	(1,938)
Disposal of others long term assets	73	4,174	—	3,005

Net cash provided by (used in) investing activities	1,186	(812)	(58)	1,201

Cash flows from financing activities:
Proceeds from loans	5,295	282	—	999
Repayment of loans	(1,694)	(960)	(56)	(1,016)
Credit facilities drawdowns	—	—	407	825
Repayment of credit facilities drawdowns	(1,898)	(3,553)	—	(3,271)
Proceeds from issuance of shares	3,853	—	—	—
Proceeds from issuance of shares to minority shareholders’ of Scient’x S.A.	—	6,199	—	—
Other	—	(580)	—	(2,556)

Net cash provided by (used in) financing activities	5,556	1,388	351	(5,019)

Effect of exchange rate changes on cash	(24)	(13)	(1)	(3)

Net increase (decrease) in cash	1,948	(1,994)	947	(196)
Cash at beginning of period	1,169	3,163	2,216	2,412

Cash at end of period	3,117	1,169	3,163	2,216

Supplemental disclosures:
Income taxes paid	(162)	19	—	(329)
Interest paid	(440)	(329)	—	(651)

See accompanying notes.

SCIENT’X GROUPE S.A.S.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts stated in thousands of euros except share data or as indicated)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the business and basis of presentation

Scient’x Groupe S.A.S. (“Scient’x” or “the Company”) is a global medical device company based near Paris, France, that designs, develops and manufactures a broad portfolio of surgical implants for spinal disorders.

In 2007, the Company, formerly known as Ideal Medical Product S.A., was a public listed company in France active in the medical products engineering and spinal implants businesses. On November 16, 2007, a purchase and sales agreement (the “Agreement”) was signed by Olivier Carli, then CEO of the Company, and Healthpoint, involving the sale by Olivier Carli and Christian Carli of their interests totaling 61.32% of the company’s share capital (and 61.14% of the voting rights) at a sale price of €19.72 per share for a total consideration of €75,907. Combined with Healthpoint acquiring a 33.01% interest in June 2004 in Scient’x S.A. for a total consideration of €23,170, as of January 25, 2008, Healthpoint and its affiliates owned 97.05% of the share capital and 96.89% of the voting rights of Scient’x Groupe S.A.S.

The Company’s principal product offering includes surgical implants and systems for use in cervical, thoracolumbar, intervertebral, minimally invasive, cervical disc arthroplasty and other applications. Such implants and systems are made of titanium, titanium alloy, stainless steel, various ceramics, biomaterials and a biocompatible, radiolucent plastic called polyetheretherketone, or PEEK.

Management believes its products have differentiated characteristics that make them attractive to its global surgeon customer base by providing solutions for the safe and successful surgical treatment of spinal disorders. The Scient’x international sales and distribution network consists of a direct sales force in France and the U.K., a hybrid of direct sales force and distributors and agents in Italy and exclusive and non-exclusive worldwide distributors in approximately 50 countries including the United States. The Scient’x global surgeon education and training network augments its global distribution capabilities.

Scient’x management continually evaluates its product development programs, demand for its products and product launch strategies by regularly monitoring technology trends in the spinal implant industry. This includes facilitating discussions with the surgeon community and the Company’s International and United States Scientific Advisory Boards. The Company’s management also considers several variables associated with the ongoing operations of its business, including surgeon and market demand, product life cycle, scheduled manufacturing, purchasing activity and inventory levels and costs associated therewith, head count, research and development and selling, marketing and general and administrative expenses.

The financial statements present the consolidated financial statements of the Company, a holding company, and its operating subsidiaries located in France, the United States of America, the United Kingdom, Italy, Australia and Asia, comprising the spine implant medical products manufacturing and distribution business. The financial statements do not present any operations of subsidiaries of Scient’x Groupe S.A.S. that comprise a medical engineering business which was sold and discontinued on January 24, 2008. The financial statements include all revenues and costs to operate the spine implant medical products manufacturing and distribution business on a standalone basis. The spine implant medical products manufacturing and distribution business and the medical engineering business were managed, financed, and operated autonomously while they were under common control of Scient’x Groupe S.A.S. There were no shared expenses between the two businesses and the two businesses filed separate tax returns. Therefore, no costs were required to be allocated to the Company’s financial statements to present the financial statements of a standalone business. The resulting cash proceeds from the sale of the medical engineering business have been recorded as a capital contribution.

The consolidated financial statements are prepared in euros and have been presented in accordance with U.S. generally accepted accounting principles. All significant intercompany transactions and accounts have been eliminated in the consolidation.

The Company’s business is subject to significant risks, which is consistent with companies that are operating in the medical device industry. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval, and competition with other medical device companies.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Acquisition by Healthpoint (Luxembourg) II SARL (“Healthpoint”) and Predecessor and Successor Reporting

In 2007, the Company, formerly known as Ideal Medical Product S.A., was a public listed company in France active in the medical products engineering and implants businesses. Healthpoint had acquired a 33.01% interest in June 2004 in Scient’x S.A. for a total consideration of €23,170.

On November 16, 2007, a purchase and sales agreement (the “Agreement”) was signed by Olivier Carli, then CEO of the Company, and Healthpoint, involving the sale by Olivier Carli and Christian Carli of their interests totaling 61.32% of the company’s share capital (and 61.14% of the voting rights) at a sale price of €19.72 per share for a total consideration of €75,907. As of January 25, 2008, Healthpoint and its affiliates owned 97.05% of the share capital and 96.89% of the voting rights of Scient’x Groupe S.A.S.

As a result of the change in control, the purchase consideration and related costs paid by Healthpoint were recorded by Scient’x Groupe S.A.S. and resulted in a new basis of accounting. The Company’s consolidated financial statements separate the Company’s 2008 financial year into two distinct periods to indicate the application of two different basis of accounting between the periods presented: (1) the period up to, and including, the January 24, 2008 acquisition date (labeled “Predecessor”) and (2) the period after that date (labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

For income statement footnote disclosures, the allocation to the period beginning January 1, 2008 through January 24, 2008 was not deemed material, and therefore has not been provided in the footnotes to the financial statements.

The consideration and related costs paid by Healthpoint in connection with the acquisition have been allocated to the underlying assets acquired and liabilities assumed based on their fair values at that time, with the excess purchase price over fair value allocated to goodwill, and “pushed down” to the Company’s consolidated balance sheet with a balancing entry in additional paid-in capital, for the following amounts:

Total consideration paid	99,077
Less:
Technology-related intangible assets (a)	36,938
Customer-related intangible assets (b)	7,027
Marketing-related intangible assets (c)	4,003
Physician Education and Training Program intangible assets (d)	1,841
Inventory step up (e)	6,267
Deferred tax liabilities (f)	(18,690)
Other assets acquired and liabilities assumed	17,899

Goodwill	43,792

Total consideration paid is composed of the price paid for the acquisitions of the 33.01% interest in Scient’x S.A. and the 61.32% interest in Scient’x Groupe S.A.S., respectively in 2004 and 2008.

a) Technology-related

Technology-related acquired intangible assets are composed of in-process research and development (IPR&D) for €6,356, core technology for €12,122, and developed technology for €18,460. Management estimated that core and developed technology have 15 and 8 years of expected useful life, respectively. The expected lives for the in-process, core and developed technologies were based upon a combination of: (i) historical experience of Scient’x, (ii) anticipated product development and introduction schedules, and (iii) expected substitute or replacement technology from competitors. As the technological feasibility associated with the IPR&D had not been established and no future alternative use exists the Company recorded an IPR&D charge for €6,356 in 2008 as other operating expense.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

b) Customer-related

Customer-related acquired intangible assets consist both of customer relationships for €4,866 and distribution network for €2,161. Management estimated that customer relationship and the distribution network have 15 and 10 years of expected useful life, respectively. In particular, customer relationship consists of existing contractual and non-contractual relationships from which the Company is expected to benefit given its history and operating practices while the distribution network is essentially related to the United States market. Management estimates are based on historical experience and on various other assumptions that management believes to be reasonable. Actual results may differ from these estimates.

c) Marketing-related

Marketing-related acquired intangible assets consist of both corporate and key product trademarks for €1,309 and €2,694 with a useful life estimated to be 5 and 9 years, respectively.

d) Physician Education and Training Program

The exclusive training program to train physicians/distributors includes surgical skills courses located throughout world and offered in different languages, basic skills courses on products and surgical skills, access to reference centers and local labs for distributors and physicians to get training near their home as well as web based training programs. The useful life of the acquired intangible asset has been estimated to be 10 years.

e) Inventory step up

The inventory step up has been computed by reference to estimated selling prices minus distribution related costs and a normative distribution profit. Consistent with stock rotation, the inventory step up reversed in within the next 18 months and is included in cost of goods sold.

f) Deferred tax liabilities

Deferred tax liabilities have been computed on the temporary differences arose between book and tax values as a result of the new basis of accounting.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency translation

The reporting currency of the Company and its subsidiaries is the Euro.

The Euro is the functional currency for all Scient’x subsidiaries except for its subsidiaries in the United States of America, the United Kingdom, Australia and Asia, for which the functional currencies are the U.S. dollar, the British pound, the Australian dollar and the Singapour dollar, respectively. Foreign currency-denominated assets and liabilities for these units are translated into Euros based on exchange rates prevailing at the end of the period; revenues and expenses are translated at average exchange rates during the period, and shareholders’ equity accounts are translated at historical exchange rates. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the Euro are included as a component of other comprehensive income.

Gains and losses resulting from foreign currency transactions are reflected in net loss. The Company does not undertake hedging transactions to cover its currency exposure.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Revenue recognition

The Company derives its revenues primarily from the sale of spinal surgery implants used in the treatment of spine disorders. The Company sells its products primarily through its direct sales force in France, Italy and UK, through agents in the United States (with title to the goods passing directly to, and related invoicing to, the hospital), and through independent distributors in the rest of world. The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Revenue topic of the FASB Accounting Standard Codification (formerly included in the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue), which sets forth guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

The Company’s revenue from sales of spinal implants is generally recognized upon delivery for direct and indirect sales.

The US subsidiary has inventory at field locations and in the custodial care of distributors and sales agents. Once product is delivered to the 3rd party hospitals from either the distributors or the sales agents, the Hospital issues a purchase order to the US subsidiary. Revenue is recognized once the purchase order is received from the Hospital.

The Company usually does not provide for extended payment terms, either for hospital or distributors. The Company has no significant history of return regarding spine implants.

Research and development expense and related tax credit

Research and development expenses consist primarily of costs associated with the design, development, testing, and enhancement of the Company’s products. Research and development costs also include salaries and related employee benefits, research-related overhead expenses, fees paid to external service providers. Expenses related to research and developments are expensed as incurred.

In France, such expenses, if eligible, form the basis for a tax credit, which is recorded as a current tax benefit in the period in which the expenses are incurred. If the credit is not used to offset taxes payable in the four years following its generation, the credit is reimbursed by the government in cash.

Short-Term Investments

The Company classifies certain investments with no specific maturity date, known as monetary Société d’Investissement à Capital Variable (“SICAVs”) or Fonds Commun de Placement (“FCP”), similar to money market mutual funds. Such investments are highly liquid investments with financial institutions and represent units of ownership in a portfolio of investments. The underlying investments of monetary SICAVs and FCP are comprised of low risk investments with a short-term fixed maturity date such as government bonds, certificates of deposit and Euro commercial paper.

The Company accounts for its investments in accordance with the Investments—Debt and Equity Securities topic of the FASB Accounting Standard Codification (formerly SFAS 115 Accounting for Certain Investments in Debt and Equity Securities and SFAS 157 Fair value measurements).

The Company classifies all its investments as available-for-sale securities and reports them at fair value with unrealized gains and losses recorded in other comprehensive income until realized. The Company has no short-term investments as of December 31, 2009 and €3,269 as of December 31, 2008.

As of December 31, 2009 and 2008 there were no unrealized gains or losses. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Realized gains and losses for the period ended December 31, 2009 and 2008 amounted to €8 and to €21, respectively.

As of December 31, 2008, short-term investments were composed of SICAVs classified as Level 1 of the fair value hierarchy as observable inputs that reflect quoted prices for identical assets or liabilities in active markets exist.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

A permanent decline in the market value of any available-for-sale security below cost is accounted for as a reduction in the carrying amount to fair value. The impairment is charged to the consolidated statement of income and a new cost base for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method and such amortization and accretion is recorded in the consolidated statement of income. As of December 31, 2009 and 2008 there was no impairment charge on short term investments.

Accounts Receivable

Accounts receivable are presented net of allowance for doubtful accounts. The Company makes judgments as to its ability to collect outstanding receivables and provides allowance for a portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices and the overall quality and age of those invoices not specifically reviewed. In determining the provision for invoices not specifically reviewed, the Company analyzes historical collection experience. If the historical data used to calculate the allowance provided for doubtful accounts does not reflect the Company’s future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required.

The Company from time to time sells trade receivables. The Company applies the guidance included in the Receivables Subtopic of the FASB Accounting Standard Codification (formerly in SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 133 and as replaced by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities).

Concentration of Risk and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, short term investments and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and short term investments with high credit quality financial institutions.

The Company’s customers are primarily hospitals or surgical centers and third party distributors. No single customer represented more than 10 percent of consolidated revenues for any of the periods presented. Credit to customers is granted based on an analysis of the customers’ credit worthiness and credit losses have not been significant.

Fair Value of Financial Instruments

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses, and current portion of long term debt are considered to be representative of their respective fair values because of the short-term nature of those instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, management believes the fair value of long-term debts less current portion approximates their carrying values.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the Intangibles – Goodwill and Other Subtopic of the FASB Accounting Standard Codification, (formerly SFAS No. 142, Goodwill and Other Intangible Assets). Purchased intangible assets other than goodwill are amortized over their useful lives unless these lives are determined to be indefinite. The Company is amortizing its intangible assets with a definite useful life typically on a straight-line basis over a three to fifteen-year period. Patent prosecution fees are capitalized when management estimates that they meet the alternative future use criteria, and amortized over the patent life.

Goodwill and other intangible assets mostly arose from the push down accounting recorded in 2008 following the Healthpoint acquisition.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Leasehold improvements and assets acquired under capital leases are amortized over the shorter of their useful lives or the terms of the related leases.

The useful life of spinal implant instrumentation toolkit has been determined to be three years, based on a review of internal plans, analyzing and testing the historical useful life of instrumentation, forecasting product life cycles and demand expectations.

Leases

The Company leases its facilities and certain equipment under operating leases, and certain equipment under capital leases. The Company accounts for those leases in accordance with the Broad Transactions – Leases section of the FASB Accounting Standard Codification (formerly SFAS No. 13, Accounting for Leases).

Impairment of Goodwill and Long-Lived Assets

The Intangibles – Goodwill and Other Subtopics of the FASB Accounting Standard Codification (formerly SFAS No. 142, Goodwill and Other Intangible Assets) requires intangible assets that are not subject to amortization and goodwill to be tested for impairment on an annual basis and earlier if indication of impairment exists.

Management determined that the Company is composed of only one reporting unit, the spine implant division. Management has performed an impairment analysis during the fourth quarter of fiscal 2009, and has concluded that the fair value of the reporting unit exceeded the carrying value. Therefore no impairment charge has been recorded for 2009. The impairment analysis performed during the fourth quarter of fiscal 2008 resulted in a goodwill impairment charge of approximately €30,916. The goodwill impairment resulted from a combination of factors, including the current global economic downturn and decreases in revenue and earnings multiples of comparable companies. Significant changes in the economic environment and the operating results of the Company may result in future impairment of this reporting unit.

In accordance with the Intangibles – Goodwill and Other Subtopic of the FASB Accounting Standard Codification (formerly FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), recoverability of purchased intangible assets other than goodwill and indefinite-live intangible assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The Company performed the recognition test based on undiscounted cash flows, and concluded that no impairment charge was required on any of its finite-lived intangible assets as of December 31, 2009 and 2008.

Prepaid expenses and other Current Assets

As of December 31, 2009 and 2008, prepaid expenses and other current assets consisted of employees-related receivables, tax and VAT receivables, advances and other miscellaneous receivables.

Inventories

Inventories are valued under the first-in, first-out (FIFO) method, and stated using the lower of costs or market.

The Company’s business goal is to focus on continual product innovation, which could result in obsolescing the Company’s products. The Company reviews the components of its inventory on a periodic basis for excess, obsolete and impaired inventory, based upon historical and statistical assumptions. The Company’s estimates and assumptions for excess and obsolete inventory are reviewed and updated on a period-end basis. Increases in the reserve for excess and obsolete inventory result in a corresponding expense to cost of goods sold.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Income taxes

The Company accounts for income taxes in accordance with the provisions of the Income Taxes Subtopic of the FASB Accounting Standard Codification (formerly SFAS No. 109, Accounting for Income Taxes and FASB Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes) that requires an asset and liability approach, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In making such determination, a review of all available positive and negative evidence must be considered, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. The Income Taxes Subtopic of the FASB Accounting Standard Codification (formerly FIN No. 48) clarifies accounting for uncertainty in tax positions and requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position.

Scient’x is a French-based Company and files income tax returns in France, UK, Italy and U.S. jurisdictions, including state and local jurisdictions. With few exceptions, Scient’x is no longer subject to domestic or foreign examinations by tax authorities for years before Jan 1, 2007.

Legal and other contingencies

The Company is currently involved in various claims and legal proceedings. Periodical reviews are performed on the status of each significant matter and the Company assesses the potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, an accrual is recorded as the liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether the amount of an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, a reassessment of the potential liability related to the pending claims and litigation is made and may revise previous estimates. Such revisions in the estimates of the potential liabilities could have a material impact on the Company’s results of operations and financial position.

Restructuring costs are typically comprised of severance costs, costs of moving or consolidating duplicate facilities or locations and contract termination costs. Restructuring expenses are based upon plans or agreements that have been committed to by management and they are generally based on various estimates and assumptions that may change during final actual execution. This may require a revision of original estimated liabilities and may materially affect the Company’s results of operations and financial position in the period the revision is made.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of the Stock-Compensation Subtopic and the Equity Topic of the FASB Accounting Standard Codification (formerly included in SFAS, No. 123(R), Share-Based Payment). It requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The amount of expense recognized during the period is affected by many complex and subjective assumptions, including: estimates of future volatility, the expected term for stock options, option exercise behavior, the number of options expected to ultimately vest, and the timing of vesting for share-based awards.

The Company uses historical data to estimate the number of future stock option forfeitures. Stock-based compensation recorded in the consolidated statement of operations is based on awards expected to ultimately vest and has been reduced for estimated forfeitures. Estimated forfeiture rates may differ from actual forfeitures which would affect the amount of expense recognized during the period.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Sale of stock issued by a subsidiary

Prior to January 1, 2009, the Company applied the Miscellaneous Accounting Topic of the FASB Accounting Standard Codification (formerly SAB 51) for accounting for sales of stock by a subsidiary, when the parent already has, and will continue to have control. Management adopted the optional treatment allowed by the guidance to record directly in equity, net of tax consequences if any, all sales of stock issued by a subsidiary resulting in a decrease of the parent company’s percentage of ownership. As a consequence no gain or losses have been recognized on these transactions for the difference between the consideration received and the book value of the sold interests.

Effective January 1, 2009 the Company adopted the new accounting guidance in the Consolidation Topic of the FASB Accounting Standard Codification (formerly included in SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51) which changes the accounting and reporting for minority interests. In accordance with the new guidance minority interests are characterized as non-controlling interests and are reported as a component of equity separate from the parent’s equity. Purchases or sales of equity interests that do not result in a change in control are accounted for as equity transactions. In addition, net income attributable to the non-controlling interest is included in consolidated net income on the face of the income statement.

Pension and retirement employees benefit

The Company adopted the Compensation-Retirement Benefit Subtopic of the FASB Accounting Standard Codification (formerly FAS 87, FAS 106, FAS 158 and EITF 88-1) for pension accounting. Actuarial gains and losses are recognized in the statement of income as incurred. The retirement benefit that employees have accrued for services to date that is payable immediately upon retirement, is estimated under the projected unit credit method.

The Company maintains an employee savings plan for U.S. employees that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may contribute a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion of up to 3% of each individual’s compensation. Match amounts are immediately vested.

Recent Accounting Pronouncements

In May 2008, the FASB issued the new guidance, The Hierarchy of Generally Accepted Accounting Principles (formerly SFAS No. 162), which identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with generally accepted accounting principles, or GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of the new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets, which is effective January 1, 2010. The amendment eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets and requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. The adoption of the new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Also in June 2009, the FASB amended the existing accounting and disclosure guidance for the consolidation of variable interest entities, which is effective January 1, 2010. The amended guidance requires enhanced disclosures intended to provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The adoption of the new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

In October 2009, the FASB issued new guidance for revenue recognition with multiple deliverables, which is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, although early adoption is permitted. This guidance eliminates the residual method under the current guidance and replaces it with the “relative selling price” method when allocating revenue in a multiple deliverable arrangement. The selling price for each deliverable shall be determined using vendor specific objective evidence of selling price, if it exists, otherwise third-party evidence of selling price shall be used. If neither exists for a deliverable, the vendor shall use its best estimate of the selling price for that deliverable. After adoption, this guidance will also require expanded qualitative and quantitative disclosures. The Company is currently assessing the impact of adoption on its financial position and results of operations.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosures for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The adoption of the new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

2. ACCOUNTS RECEIVABLE

At December 31, accounts receivable consisted of the following:

	As of December 31,
	2009	2008
	€	€
Trade receivables (including factored receivables)	10,882	8,302
Allowance for doubtful accounts	(1,212)	(908)

Accounts receivables, net	9,670	7,394

Trade receivables do not bear interest and are generally payable at term.

The rollforward of the allowance for doubtful accounts is as follows:

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	€	€	€	€
Year ended December 31, 2007	591	340	(321)	610
Year ended December 31, 2008	610	315	(17)	908
Year ended December 31, 2009	908	408	(104)	1,212

The Company accounts for the sale of trade receivables under factoring agreements between Scient’x USA and financial institutions in the United States, and Scient’x S.A. .and financial institutions in France as short-term debt and continues to carry the receivables on its consolidated balance sheet as the control of such receivables is not surrendered. As of December 31, 2009 and December 31, 2008, factored trade receivables amounted to nil and €700, respectively.

The Company did not experience losses or delinquencies on factored trade receivables during the reported periods.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

3. INVENTORY

At December 31, inventory consisted of the following:

	As of December 31,
	2009	2008
	€	€
Raw material	88	92
Work-in-progress	95	95
Finished goods and goods for resale (including € nil in 2009 and €2,364 in 2008 of inventory step-up)	14,553	16,783

Total gross inventory	14,736	16,970

Opening inventory reserve	(1,914)	(994)
Increase	(930)	(1,205)
Decrease	486	285

Total inventory reserve	(2,358)	(1,914)

Inventory, net	12,378	15,056

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, other current assets consisted of the following:

	As of December 31,
	2009	2008
	€	€
Employees-related receivables	4	61
Tax receivables	704	409
VAT receivables	73	698
Prepaid expenses	248	317
Costs of Oxford loan	74	—
Customer pre-payments	10	663
Other receivable	59	76

Total other current assets	1,172	2,224

5. INTANGIBLE ASSETS

As of December 31, 2009 and 2008, intangible assets consisted of the following:

		As of December 31, 2009			As of December 31, 2008
	Useful life in years	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Technology-related	8-15	36,938	(12,993)	23,945	36,938	(9,562)	27,376
Customer-related	10-15	7,027	(1,120)	5,907	7,027	(542)	6,485
Marketing related	5-9	4,003	(1,209)	2,794	4,003	(601)	3,402
Physician Education and Training program	10	1,841	(388)	1,453	1,841	(188)	1,653
Licenses and patents	5	3,669	(3,407)	262	3,682	(3,217)	465
Other miscellaneous	3-5	557	(536)	21	557	(553)	4

Total		54,035	(19,653)	34,382	54,048	(14,663)	39,385

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

The Company recorded amortization expense of €5,000, €11,553 and €677 for the year ended December 31, 2009, 2008 and 2007 respectively.

Based on the intangible assets as of December 31, 2009, the estimated amortization expense for each of the succeeding 5 years is as follows:

Year ending December 31,
2010	4,939
2011	4,838
2012	4,505
2013	3,940
2014	3,834
Thereafter	12,326

Total	34,382

6. PROPERTY AND EQUIPMENT

At December 31, property and equipment consisted of the following:

	As of December 31,
	2009	2008
	€	€
Plant, tools and equipment	294	243
Leased technical equipment	496	616
Spinal instrumentation toolkit	4,326	2,627
Others	510	373

Total property and equipment	5,626	3,859
Less accumulated depreciation	(2,207)	(864)

Property and equipment, net	3,419	2,995

Depreciation expense for the years ended December 31, 2009 and 2008 and 2007 amounted to €1,537 and €1,586 and €1,702, respectively (including amortization expense of assets recorded under capital leases).

The Company leases certain equipment under capital leases and certain equipment and vehicles under operating leases which expire on various dates through 2013. Future minimum annual lease payments under such leases are as follows:

	Operating	Capital
	€	€
Year ending December 31,
2010	649	121
2011	524	111
2012	397	110
2013	368	24
Thereafter	—	—

	1,938	366

Less: amount representing interest		(20)

Present value of minimum lease payments		346
Current portion of capital leases		(111)

Capital leases, less current portion		235

Rent expense under operating leases for the years ended December 31, 2009, 2008 and 2007 was €828, €964 and €801, respectively.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Accumulated depreciation on leased equipment as of December 31, 2009 and 2008 was €292 and €262, respectively.

7. INCOME TAXES

For financial reporting purposes, net (loss) income before income taxes includes the following components by geographical area:

	Year ended December 31,
	2009	2008	2007
	€	€	€
France	(10,790)	(47,835)	(135)
Italy	1,320	309	415
United Kingdom	430	(1,005)	(264)
Australia	(10)	(6)	(6)
Asia	(15)	—	—
United States	(5,439)	(4,783)	(1,645)

Total	(14,504)	(53,320)	(1,635)

Components of income tax expense (benefit) are as follows:

	Year ended December 31,
	2009	2008	2007
	€	€	€
France	152	69	24
Italy	174	127	130
United Kingdom	—	—	—
Australia	—	—	—
United States	—	—	—

Total current	326	196	154

France	(3,088)	(4,734)	798
Italy	14	(1)	106
United Kingdom	—	—	—
Australia	—	—	—
United States	159	14	(15)

Total deferred	(2,915)	(4,721)	889

Income tax expense (benefit)	(2,589)	(4,525)	1,043

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

The provision for income tax differs from the amount of income tax determined by applying the applicable French statutory income tax rate to pretax income as a result of the following differences:

	As of December 31,
	2009	2008
	%	%
Standard income tax rate applicable in France	33	33
Adjustments for the tax effects of:
Non-taxation of the goodwill impairment charge	—	(19)
Other permanents items	(1)	2
Difference between tax rates applicable in France and tax rates applicable in other countries	3	2
Reassessment of certain of the Group’s tax exposures	(7)	(3)
Research and development tax credit in France	1	1
Operation taxed at a special rate	13	(1)
Recognition of previously non recognized deferred tax	1	—
Valuation allowance	(25)	(7)

Effective tax rate	18	8

As of December 31, deferred tax assets and liabilities consisted of the following:

	As of December 31,
	2009	2008
	€	€
Deferred tax assets:
Allowance and reserves	101	97
Accrued expenses	254	182
Net operating loss carryforwards	13,117	8,856
Deferred expenses	105	99
Other	55	36

Total deferred tax assets	13,632	9,270
Valuation allowance	(9,828)	(6,234)

Total deferred tax assets, net of valuation allowance	3,804	3,036

Deferred tax liabilities:
Unrealized exchange gain/loss	217	134
Inventory step-up	—	788
Intangibles assets	11,365	12,971
Depreciation	124	51
Transaction costs	87	—
Other	46	2

Total deferred tax liabilities	11,839	13,946

Total deferred taxes, net	(8,035)	(10,910)

The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years. The increase over the period is mostly due to the increase in net operating losses carried forward of the French and US entities. The increase in the valuation allowance is mostly related to Scient’x Groupe S.A.S., Scient’x UK and Scient’x USA entities for which management concluded that such an increase was appropriate based upon cumulative losses in recent years.

As of December 31, 2009, €5,230 out of the €13,117 net operating loss carry-forwards have no expiration date. The remaining tax loss carry-forwards expire in years 2022 through 2029.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Deferred taxes have not been provided on share premiums and undistributed earnings of domestic and foreign subsidiaries, when applicable, as management considers that these earnings are essentially permanent in duration.

Deferred tax liabilities for the years ended December 31, 2009 and 2008 were €11,839 and €13,946 respectively. The balance of deferred tax liabilities recorded on the fair values of the intangible assets recorded as a result of the push down accounting on January 24, 2008 amounts to €11,365 as of December 31, 2009.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	As of December 31
	2009	2008	2007
	€	€	€
Balance at January 1,	957	267	60
Additions based on tax positions related to current year	—	678	204
Additions for tax positions of prior years	43	12	3
Reductions for tax positions of prior years	(91)	—	—
Settlements	—	—	—

Balance at December 31,	909	957	267

As of December 31, 2009, 2008, 2007, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is €909, €957, €267, respectively, which includes interests and penalties of €93, €61 and €15, respectively. Scient’x does not currently anticipate that the total amount of unrecognized tax benefits will significantly increase or decrease within the next year.

8. OTHER LONG TERM ASSETS

At December 31, other long term assets consisted of the following:

	As of December 31,
	2009	2008
	€	€
Costs of Oxford loan	129	—
Deposits and collateral	41	69
Other	82	31

Total other long term assets	252	100

9. SHAREHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Shareholders’ equity

As of December 31, 2009, the issued and outstanding share capital of the Company consisted of 3,683,931 ordinary shares with a nominal value of €0.40 per share. Issued shares are all of the same class, offering same voting rights and claims on the appropriation of net income.

On June 3, 2009 Healthpoint Capital LLC entirely subscribed the share capital increase of 178,736 new shares of the Company with a nominal value of €0.40 each, for a total cash consideration of €3,853, or €21.56 per share. Consideration received has been allocated to share capital for a total of €71, or €0.40 per share, and to additional paid-in capital for €3,782.

On June 3, 2009 the Company entirely subscribed the share capital increase of 449,657 new shares of Scient’x S.A., with a nominal value of €0.25, for total cash consideration amounting to €3,854, or €8.57 per share. The company accounted for its increased ownership interest in Scient’x SA as a capital transaction.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Deferred taxes have not been provided on share premiums received upon issuance and sale of Scient’x S.A. stocks as management considers that these earnings are essentially permanent in duration.

On July 30, 2009, the Company changed its legal incorporation form from a Société Anonyme (S.A.) to a Société Anonyme Simplifié (S.A.S.). Such change reflects the simplification of the Company’s legal structure given the change in ownership.

Previously to July 17, 2009 Healthpoint Capital LLC and Scient’x S.A. owned respectively 847 (5,8%) and 13,723 (94.2%) shares of Surgiview S.A (“Surgiview”). shareholders’ capital. Surigiview is a subsidiary of the Group active in the manufacturing and installation of equipment and medical and surgical instruments.

On July 17, 2009, Healthpoint Capital LLC and the Company concluded a transaction by which the Company acquired the 847 shares of Surgiview from Healthpoint Capital LLC in compensation for 5,195 new shares of the Company with nominal value of €0.40, €21.16 per share. Considering received has been allocated to share capital for a total of €2 or €0.40 per share, and to additional paid in capital for €110.

Subsequent to receiving the shares, the Company and Scient’x S.A. concluded a transaction by which the Scient’x S.A. acquired the 847 shares that the Company had received from Healthpoint Capital LLC, in compensation for 13,068 new shares of Scient’x S.A. with nominal value of €0.25, or €8;57 per share. The Company accounted for its increased ownership interest in Scient’x S.A. as a capital transaction. Following the transfer, Scient’x S.A. owns 14,570 shares or 100% of the share capital of Surgiview.

The company’s interest in Scient’x S.A. before and after the share issuances of June 3, 2009 and July 17, 2009 was 65.29% and 66.41% respectively.

On December 17, 2009, a Share Purchase Agreement was executed by and among Alphatec Holdings, Inc., HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P., HealthPoint (Luxembourg) I SÀRL, and HealthPoint (Luxembourg) II, SÀRL, for the purpose of the direct or indirect acquisition by Aphatec Holdings, Inc. of approximately 95% of the equity interests in Scient’x from HealthpointCapital and certain of its affiliates through a capital increase of the buyer.

Under the Share Purchase Agreement, Alphatec Holdings, Inc. has agreed to acquire 100% of the issued and outstanding shares of the Company from HealthpointCapital, thereby indirectly acquiring approximately 66.4% of the issued and outstanding shares of Scient’x S.A., and also to acquire approximately 28.4% of the issued and outstanding shares of Scient’x S.A. directly from an affiliate of HealthpointCapital.

Pursuant to the Share Purchase Agreement the acquired Scient’x shares will be owned by two to-be-formed acquisition subsidiaries of Alphatec Holdings, Inc. that will become parties to the Share Purchase Agreement through the execution of a separate joinder agreement. Following the Share Purchase, Scient’x will be an indirectly owned subsidiary of Alphatec. Alphatec expects the closing of the Share Purchase to occur by the end of the first quarter of 2010.

Stock-based compensation

As of December 31, 2009, Scient’x has one share-based compensation plan approved by the shareholder’s Ordinary and Extraordinary Meeting of March 17, 2008. The Board of Directors’ subsequently allocated those stock options as shown below. The beneficiaries of current stock option plans are employees of the Company and its subsidiaries (Scient’x USA, Scient’x UK and Scient’x Italia).

Except for grant-date and exercise price, the grants made under the March 17, 2008 plan have similar features that are described below.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

The stock options are valid for a period of up to 10 (ten) years following the grant date (contractual term). Options granted by the Board of Directors vest based on the following schedule:

•	on the first anniversary of the grant date, provided that the beneficiary satisfies the continuous eligibility requirement at that time: 1/3 (one-third) of the stock option granted at the grant date;

•

on the second anniversary of the grant date, provided that the beneficiary satisfies the continuous eligibility requirement at that time: 2/3 (two-thirds) of the stock option granted at the grant date;

•

on the third anniversary of the grant date, provided that the beneficiary satisfies the continuous eligibility requirement at that time: 100% (one hundred percent) of the stock option granted at the grant date;

Outstanding options as of December 31, 2009 and changes during the year are as follows, for each grant date:

	March 17, 2008	July 30, 2008	October 14, 2008	February 25, 2009	April 1, 2009	Total
Strike price	8.07	8.07	8.57	8.77	8.77
Maturity date	March 17, 2018	July 30, 2018	October 14, 2018	February 25, 2019	April 1, 2019

Outstanding at January 1, 2009	480,900	174,500	60,000	—	—	715,400
Granted	—	—	—	328,500	326,868	655,368
Cancelled	(405,900)	(2,000)	(10,000)	(77,000)	—	(494,900)
Exercised	—	—	—	—	—	—

Outstanding at December 31, 2009	75,000	172,500	50,000	251,500	326,868	875,868

One-third of the stock-options granted by March 17, 2008 plan, July 30, 2008 plan, and October 14, 2008 plan were exercisable as of December 31, 2009, but none were exercised.

The valuation method is based on the Black-Scholes formula, in accordance with the Equity and the Compensation Subtopics of the FASB Accounting Standard Codification (formerly SFAS No. 123(R)). The assumptions used to determine the calculated value of the stock-options at their grant dates are as follows:

	March 17, 2008 Grant	July 30, 2008 Grant	October 14, 2008 Grant	February 25, 2009 Grant	April 1, 2009 Grant
Weighted-average risk-free rate	3.37%	4.36%	3.92%	2.46%	2.46%
Expected dividends	—	—	—	—	—
Expected volatility	46.00%	47.00%	49.00%	56.00%	56.00%
Weighted-average estimated term (in years)	6.00	6.00	6.00	6.00	6.00
Share price (in € per share)	8.77	8.77	8.77	8.77	8.77
Weighted-average fair value of options at grant date (in € per option)	4.46	4.66	4.58	4.76	4.76

Since Scient’x is a nonpublic company, it estimates the value of its stocks (share price) at the grant date based on the comparison with parameters of public companies of the same industry sector.

The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. The weighted average expected life of options was calculated using the simplified method as prescribed by the Stock Compensation Subtopics of the FASB Accounting Standard Codification (formerly SAB No. 107, Share-Based Payment). This decision was based on the lack of relevant historical data due to the Company’s limited historical experience. In addition, the Group being a nonpublic entity, the expected volatility also reflects the application of the guidance, incorporating the historical volatility of comparable companies whose share prices are publicly available.

In application of the straight-line method to recognize compensation costs for award with graded vesting, a €1,266 expense was recorded through the consolidated statement of operations over 2009. The total remaining cost of €2,728 is expected to be recognized over a weighted average period of 2 years.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

10. DEBT

The Company’s debt is comprised of the following:

	As of December 31,
	2009	2008
	€	€
Oxford loan	5,206	—
Other bank loans	—	788
Credit facility drawdowns	—	1,833
Working line of credit	35	98
Capitalized lease obligation	335	509
Factoring	—	700
OSEO Anvar conditional interest-free loan	145	190
Accrued interest expense	55	—
Others	—	9

Total	5,776	4,127
Less current portion	(2,237)	(3,780)

Long term debt	3,539	347

Oxford loan

In May 29, 2009 Scient’x USA obtained a USD 7.5 million (approximately €5,7 million) loan from the U.S. investment company Oxford Finance Corporation with a 12.42% interest rate and maturities of 36 months.

Concurrent with this loan, all credit facility drawdowns have been repaid.

The future expected repayments of the Oxford Finance Corporation loan as of December 31, 2009 are as follows:

€
Year ending December 31,
2010	1,891
2011	2,141
2012	1,174
2013	—
2014	—
Thereafter	—

5,206

OSEO Anvar Conditional interest-free loan

Between April 2006 and August 2007, the Company received three installments of a conditional interest-free loan signed on August 26, 2004 with OSEO Anvar, a French government agency that provides research and development financing to French companies, for an amount of €120, €100 and €60 respectively. The Company fully complied with all loan conditions and was therefore granted the contractual repayment terms. At inception the loan has been accounted for, as other debt, at its present value using an annual interest rate of 4%, which management believes adequately reflects the value of money throughout the term of the facility.

The loan matures starting from March 31, 2008 when a first installment of €60 was paid by the Company, in accordance with the reimbursement plan. The outstanding €150 will be re-paid in three installments throughout the period from March 2010 to March 2011. In particular €70 will be paid in March 2010 and €80 will be paid in March 2011.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

11. BENEFIT PLANS

In accordance with the laws and practices of each country where Scient’x is established, the Group participates in employees benefit plans. These plans can either be defined contribution or defined benefit plans.

For the 401(k) plan in the USA (a defined contribution plan) the Group expenses contributions as and when they are due. As the Group is not liable for any legal or constructive obligations under the plans beyond the contributions paid, no provision is made. The contributions related to defined contribution plans paid by the Group were €82 and €75 as of December 31, 2009 and 2008 respectively.

For defined benefit plans such as retirement indemnity in France and Trattamento di Fine Rapporto (“TFR”) in Italy, liabilities are determined using the Projected Unit Credit Method. However, the TFR plan is measured using the undiscounted value of the accrued benefits, in accordance with the Compensation-Retirement Benefits Topic of the FASB Accounting Standard Codification (formerly EITF 88-1). Actuarial gains and losses resulting mainly from changes in actuarial assumptions are recognized fully through the income statement.

The company’s liability for defined benefit plans was €188 and €174 as of December 31, 2009 and 2008 respectively, and is classified in “commitments and contingencies”. The Group has no dedicated plan assets to cover its employee benefit obligation.

The weighted average assumptions used to determine benefit obligations are as follows:

	As of December 31,
	2009	2008
Discount rate	4.75%	5.00%
Average expected rate of salary increase	4.20%	2.50%

The change in employee benefit obligation is as follows:

	As of December 31,
	2009	2008
	€	€
Benefit obligation at January 1	174	133
Service cost	34	32
Interest cost	7	7
Curtailments	—	—
Actuarial gains and losses	(27)	2
Benefits paid	—	—
Foreign currency translation and other	—	—

Benefit obligation at December 31	188	174

For retirement indemnities in France, the accumulated benefit obligation (excluding effect of future salary increase) was €67 and €81 as of December 31, 2009 and 2008 respectively.

The components of the net periodic benefit costs are as follows:

	As of December 31,
	2009	2008
	€	€
Service cost	34	32
Interest cost	7	7
Actuarial gains and loss component	—	2
Effect of curtailment and settlements	—	—
Amortization of prior service cost	—	—

Net periodic benefit cost	41	41

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

The estimated future payments are as follows:

2010	—
2011	—
2012	—
2013	—
2014	—
2015-2019	55

55

12. COMMITMENTS AND CONTINGENCIES

At December 31, commitments and contingencies consisted of the following:

	As of December 31,
	2009	2008
	€	€
Pensions	188	222
Separation liabilities	—	485
Taxes	907	955
Others	44	46

Total	1,139	1,708
Less current portion	—	(382)

Long term portion of commitments and contingencies	1,139	1,326

The Company is party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business, including proceedings and commercial claims, employment and tax assessment claims. In addition the Company faces some uncertainties and risks including tax and legal exposures, commercial risks, product liability risks and intellectual property risks that are periodically assessed by management together with legal proceedings and claims in order to identify its potential financial exposure.

While the outcome of these matters cannot be predicted with certainty, management does not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a materially adverse effect on the Company’s consolidated financial position, results of operations or cash flows. As discussed in paragraph “Legal and other contingencies”, at Note 1. “Nature of business and summary of significant accounting policies”, the Company records a provision when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and when a reliable estimate can be made of the amount of the outflow of resources. The following is a description of the three major litigations:

Orthotec

In 2002, Eurosurgical, a French company operating in the business of spinal implants, entered into a distribution agreement for USA, Mexico, Canada, India and Australia with Orthotec, LLC, a California company. In 2004, Orthotec sued Eurosurgical over a United States intellectual property dispute and a $9 million judgment was entered against Eurosurgical by a California court. At the same time, a Federal Court declared Eurosurgical liable to Orthotec for $30 million.

In 2005, Eurosurgical’s European assets were ultimately acquired by Surgiview, S.A.S. in a liquidation sale approved by a French court. Surgiview S.A.S. then became a subsidiary of Scient’x, S.A. in 2005. Orthotec attempted to recover on Eurosurgical’s obligations by filing a motion in a California court to add Surgiview subsidiary to the judgment against Eurosurgical on theories including successor liability and fraudulent conveyance. In February 2007, the California court dismissed Orthotec’s motion indicating that Orthotec had not carried its burden of proof to establish successor liability. Orthotec then withdrew any subsequent motions in June 2007.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Upon the acquisition of the Company by HealthpointCapital in late 2007, Orthotec reasserted itself by suing the Company, Surgiview, HealthpointCapital and certain Scient’x directors in the California, New York State and Federal courts.

In July 2008, the Federal court dismissed Orthotec on jurisdictional grounds. In April 2009, the California court dismissed Orthotec on jurisdictional grounds. In July 2009, Orthotec dropped the Company from the remaining suit in the New York State court and is targeting HealthpointCapital. In November 2009, the Supreme Court of the State of New York dismissed the pending case filed by Orthotec. Although the judgement might be appealed, the Company believes that the risk of a negative outcome is remote.

For the year ended December 31, 2009, management determined that, also based on an independent legal opinion and other assumptions, the probability of an outcome of resources was not probable and thus has not accrued any amount for this litigation. Although the appeal might fail, the Company believes that the risk of a negative outcome is remote. The company continues to incur legal fees to defend itself against this case.

DAK Surgical, Inc.

On 2003, Scient’x USA Inc. entered into a distribution agreement with DAK Surgical, Inc., an independent USA distributor, for the distribution of certain spinal implants commercialized by Scient’x. On September 24, 2007, shortly after their distribution contract was terminated, DAK Surgical, Inc filed a lawsuit against Scient’x USA, Inc. and Scient’x, SA where it alleges a trigger of a change in control provision in their distribution contract with the announcement of the attempted Alphatec merger in September 2006. This alleged change of control was ultimately not consummated. Three elements of the DAK case against Scient’x, SA have already been dismissed before the Courts. The Company and its attorney believe that the suit has no merit and continue to vigorously defend against the suit.

Matter Related to the Dismissed Qui Tam Matter

On August 13, 2009, a complaint filed under the qui tam provisions of the United States Federal False Claims Act, or the FCA, that had been filed by private parties against Scient’x’s subsidiary, Scient’x USA, Inc., or Scient’x USA, was unsealed by the United States District Court for the Middle District of Florida ( Hudak v. Scient’x USA, Inc., et al. ( Civil Action No. 6:08-cv-1556-Orl-22DAB, U.S. District Court, W.D. Florida )). The complaint alleged violations of the FCA arising from allegations that Scient’x USA engaged in improper activities related to consulting payments to surgeon customers. Under the FCA, the United States Department of Justice, Civil Division, or DOJ, had a certain period of time in which to decide whether to intervene and conduct the action against Scientx’USA, or to decline to intervene and allow the private plaintiff’s to proceed with the case. On August 7, 2009, the DOJ filed a notice informing the court that it was declining to intervene in the case. On December 4, 2009, the private plaintiffs who filed the action moved the court to dismiss the matter without prejudice and the Attorney General consented to such dismissal on December 14, 2009.

The matter was dismissed without prejudice on December 15, 2009. Despite the dismissal of this matter, the DOJ is continuing its review of the facts alleged by the original plaintiffs in this matter. Scient’x USA believes that its business practices were in compliance with the FCA and intends to vigorously defend itself with respect to the allegations contained in the qui tam complaint. To date, Scient’x USA has not been subpoenaed by any governmental agency in connection with this review.

13. RELATED PARTY TRANSACTIONS

For the years ended December 31, 2009 and 2008, the Company entered into transactions with related parties as described below.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

Transactions with Alphatec

On January 23, 2007, Scient’x S.A. signed three license agreements with Alphatec Spine to produce, market, sell and distribute (i) a posterior dynamic stabilization rod, (ii) a thin profile cervical plate; and (iii) a plate-cage; based on Scient’x technology in the United States. The agreement provided that Alphatec Spine make an upfront payment of €2 million, pay a royalty on sales (with minimum royalties for a period of three years), and commit to purchase a minimum amount of inventory, at cost, for a period of two years.

In April 2008, the Company and Alphatec Spine mutually agreed to terminate the license agreements they had entered into in January 2007. The termination agreement included the repayment of the license fee originally paid to the Company and a full repayment of sellable inventory that Alphatec Spine returned to the Company.

Under this agreement, the Company recognized revenues of nil and of €95 and cost of goods of nil and 245 in the period ended December 31, 2009 and 2008, respectively, in connection with inventories sold. In addition, the Company recognized other non operating income of €2,000 and expenses of €1,667 in the period ended December 31, 2008 with respect to the buyback and repurchase of inventories. Amounts receivable from Alphatec amounted to nil] and nil as of December 31, 2009 and 2008, respectively. Amounts payable to Alphatec amounted to nil and nil as of December 31, 2009 and 2008, respectively.

Other related parties transactions

In January 4, 1991, the Company entered into a management service agreement with ETEC, a medical device distributor based in Switzerland. Olivier Carli, currently a director of Scient’x Groupe S.A.S., also serves in the board of directors of ETEC. Expenses incurred under this agreement amounted to nil and €165 respectively for the period ended December 31, 2009 and 2008. No open payables under this agreement remained as of December 31, 2009 and 2008.

In December 5, 2005, as amended in November 21, 2007, the Company entered into an exclusive distribution agreement with ETEC. Revenues recorded under this agreement amounted to €176 and €173 respectively for the period ended December 31, 2009 and 2008. Amounts receivables under this agreement amounted to nil and €69 respectively as of December 31, 2009 and 2008.

In November 2007 and in January 2008 the Company received from Olivier Carli two installments of €3,000 and €4,000, respectively, as the total consideration of €7,000 for the sale of IMPE. As of December 31, 2009 IMPE owed the Company a residual €[6] related to certain transaction costs and fees.

In December 19, 2007, the Company entered into a service agreement with IMPE. Olivier Carli, then CEO of Scient’x Groupe S.A.S. and currently a director of Scient’x Groupe S.A.S., is the CEO of IMPE. Expense incurred under this agreement amounted to nil and €90 for the period ended December 31, 2009 and 2008, respectively. Amounts payable under this agreement amounted to nil and €47 respectively as of December 31, 2009 and 2008. This agreement was terminated in June 30, 2008.

In February 2005, the Company entered into an exclusive distribution agreement with PRIM S.A., a Spanish company. PRIM S.A. acquired a 1.74% interest in Scient’x S.A. in July 2008. Revenue recorded under this agreement amounted to €2,649 and €1,667 for the period ended December 31, 2009 and 2008, respectively. No expenses were incurred under this agreement nor in 2009 nor in and 2008. Amounts receivables under this agreement amounted to nil and €257 respectively as of December 31, 2009 and 2008.

SCIENT’X GROUPE S.A.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(All amounts stated in thousands of euros except share data or as indicated)

14. SUBSEQUENT EVENTS

In February 2009, the Company received the notification of a tax audit in France followed by a first visit by the tax authorities. As of March 10, 2010, the date of the filing of these consolidated financial statements, the matter remains in a very preliminary stage as no further visits or requests have been received since.

On December 17, 2009, Alphatec Holdings, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions affecting the aging spine, entered into a definitive agreement to acquire Scient’x Groupe S.A.S.

The transaction is structured as an all stock transaction such that 100% of outstanding Scient’x stock will be exchanged pursuant to a fixed ratio for 24 million shares of the Alphatec Holdings, Inc. common stock. The transaction is expected to close by the end of the first quarter of 2010 and is subject to the Alphatec Holdings, Inc. shareholder approval.

As a result of the pending transaction, on February 3, 2010, a decision was made to eliminate the Scient’x USA operation and close the facility effective April 30, 2010. All Scient’x USA activities will be absorbed within the Alphatec activities in Carlsbad, California. Pursuant to this announcement, all Scient’x USA employees were notified of the closure of USA operations and provided documentation relative to their employment status.